FORM 4	UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549	OMB APPROVAL
☐ Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

OMB Number: 3235-0287 Expires: January 31, 2005 Estimated average burden hours per response. . . . . . . .0.5
(Print or Type Responses)		HTML (TEMPLATE)
1. Name and Address of Reporting Person* FREDERICK DOUGLAS	2. Issuer Name and Ticker or Trading Symbol ELECTRONIC DATA SYSTEMS CORPORATION (EDS)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

________Director                       _______10% Owner
____X____Officer (give title below) ______Other (specify
                                                           below)

    EVP, PRESIDENT-OPERATIONS SOLUTIONS

(Last) (First) (Middle) 5400 LEGACY DRIVE	3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)	4. Statement for Month/Day/Year 11/01/02
(Street) PLANO TX 75024		5. If Amendment, Date of Original (Month/Day/Year)	7. Individual or Joint/Group Filing (Check Applicable Line) ___X___Form filed by One Reporting Person ________Form filed by More than One Reporting Person
(City) (State) (Zip)	Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
1. Title of Security (Instr. 3)	2. Transaction Date (Month/Day/Year)	2A. Transaction Date (Month/Day/Year)	3. Transaction Code (Instr. 8)	4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5	5. Amount of Securities Beneficially Owned Following Reported Trans-actions(s) (Instr. 3 and 4)	6. Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7. Nature of Indirect Beneficial Ownership (Instr. 4)
	Code	V	Amount	(A) or (D)	Price
Common Stock						2,895*	D
Common Stock						65.39	I	By Hewitt Associates LLC

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

(Over)
 SEC 1474 (3-99)

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FORM 4 (continued) Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned

(e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security (Instr. 3)	2. Conver-sion or Exercise Price of Derivative Security	3. Trans-action Date (Month/ Day/Year)	3A. Deemed Execution Date if any (Month/ Day/ Day/ Year)	4. Transaction Code (Instr. 8)		5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)		6. Date Exercisable and Expiration Date (Month/Day/Year)		7. Title and Amount of Underlying Securities (Instr. 3 and 4)		8. Price of Derivative Security (Instr. 5)	9. Number of derivative Securities Beneficially Owned Following Reported Transaction(s) (Instr. 4)	10. Ownership Form of Derivative Security Direct (D) or Indirect (I) (Instr. 4)	11. Nature of Indirect Beneficial Ownership (Instr. 4)
				Code	V	(A)	(D)	Date Exer-cisable	Expira- tion Date	Title	Amount or Number of Shares
Employee Stock Option (right to buy) 7/15/99 Grant													200,000*	D
Employee Stock Option (right to buy) 4/24/00 Grant													50,000*	D
Employee Stock Option (right to buy) 2/6/01 Grant													75,000*	D
Employee Stock Option (right to buy) 2/6/02 Grant													100,000*	D
Phantom Stock -EDP													20,000*	D
Phantom Stock- EDP	1-for-1	10/30/02		A		230.57		Imed.	(1)	Common Stock	230.57	$13.90	12,547	D

Explanation of Responses:

*No reportable change since last filing
(1)  Shares of phantom stock under the EDP are issued following termination of the Reporting Person's employment with the Issuer.

  /s/ Linda Epstein                                                   11/01/02
____________________________  __________
Linda Epstein as Attorney in fact for                                Date
Douglas L. Frederick

**Intentional misstatements or omissions of facts constitute federal Criminal Violations.
   See 18 U.S.C 1001 and 15 U.S.C. 788ff(a).

Note:  File three copies of this Form, one of which must be manually signed.
         If space is insufficient, see Instruction 6 for procedure.

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.